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                                                                   EXHIBIT 10(5)


                              CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement"), effective as of July 1st, 2001 is entered into by and between Innovative Gaming Corporation of America, a Minnesota Corporation (herein referred to as the "Company") and Medallion Media, LLC, a California limited liability company (herein referred to as the "Consultant").

                                    RECITALS

WHEREAS, Company desires to engage the services of Consultant to represent the Company in media communications and media and public relations to the public through the use of print, television and airspace, and to consult with management concerning such Company activities. Medallion is a full service Media Consulting firm dedicated to assisting its clients reach their financial, social and political goals by getting them positive media exposure.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

         1. Term of Consultancy. Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company and the Consultant hereby agrees to provide services to the Company commencing July 1st, 2001 and ending on June 30th, 2002.

         2. Duties of Consultant. The Consultant agrees that it will generally provide the following specified consulting services through its officers and employees during the term specified in Section 1.

               (a) Consult and assist the Company in developing and implementing appropriate plans and means for presenting the Company's "message" to the public community, establishing an image for the Company in the community, and creating the foundation for subsequent public relations efforts; Managing Director, Christi O'Connor will work directly with the Company to develop their image, determine what stories are best, and pursue getting those stories airtime and press coverage.

               (b) With the cooperation of the Company, maintain an awareness during the term of this Agreement of the Company's plans, strategy and personnel, as they may evolve during such period, and consult and assist the Company in communicating appropriate information regarding such plans, strategy and personnel to the public in order to effectively communicate the Company's message.

               (c) Otherwise perform as the Company's consultant for media relations and relations with media professionals.

         3. Allocation of Time and Energies. The Consultant hereby promises to perform and discharge faithfully the responsibilities which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of its media relations and communications activities, so long as such activities are in compliance with applicable laws and regulations. Consultant and staff shall diligently and thoroughly provide the consulting services required hereunder. Although no specific hours-per-day requirement will be required, Consultant and the Company agree that Consultant will perform the duties set forth herein above in a diligent and professional manner. The parties acknowledge and agree that a disproportionately large amount of the

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         effort to be expended and the costs to be incurred by the Consultant and the benefits to be received by the Company are expected to occur within or shortly after the first two months of the effectiveness of this Agreement. It is explicitly understood that Consultant's performance of its duties hereunder will in no way be measured by the amount of actual media placed on the airwaves, print or other mediums. It is understood that the Company is entering into this Agreement with Medallion Media, LLC, a limited liability company and not any individual member of Medallion Media, and, as such, Consultant will not be deemed to have breached this Agreement if any member, officer or director of Medallion leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided the Consultant otherwise performs its obligations under this Agreement. Notwithstanding the foregoing, in the event Christi O'Connor leaves the Consultant, the Company shall be entitled to terminate this Agreement immediately.

         4. Duties of the Company. IGCA's Chairman Roland Thomas will work directly with Medallion's Managing Director to accomplish their goals. All IGCA officers and employees shall be open to the advise of Christi O'Connor in all areas where Medallion provides its expertise.

         5. Remuneration. As full and complete compensation for services described in this Agreement, the Company shall compensate Medallion Media, LLC as follows:

                  5.1 For undertaking this engagement and for other good and valuable consideration, the Company agrees to issue to the Consultant a "Commencement Bonus" consisting of 200,000 shares of the Company's common stock fully paid and non-assessable and that the issuance and eventual transfer of them to Consultant has been duly authorized by the Company. Company warrants that all Securities issued to Consultant pursuant to this Agreement shall have been validly issued, fully paid and non-assessable and that the issuance. Any transfer of them to Consultant shall have been duly authorized by the Company's board of directors. The said securities are to be delivered to Consultant within ten (10) business days of the signing of this Agreement. Consultant shall have "piggy back" rights to any registration statement the Company files. This Commencement Bonus shall be issued to the Consultant immediately following execution of this Agreement and shall, when issued and delivered to Consultant, be fully paid and non-assessable. The Company understands and agrees that Consultant has foregone significant opportunities to accept this engagement and that the Company derives substantial benefit from the execution of this Agreement and the ability to announce its relationship with Consultant. The Commencement Bonus constitutes payment for Consultant's agreement to consult to the Company and is a nonrefundable, non-apportionable, and non-ratable retainer. If the Company decides to terminate this Agreement prior to April 1, 2002 for any reason whatsoever, it is agreed and understood that Consultant will not be requested or demanded by the Company to return any of the Commencement Bonus paid to it hereunder. Further, if and in the event the Company is acquired in whole or in part, during the term of this agreement, it is agreed and understood Consultant will not be requested or demanded by the Company to return any of the Commencement Bonus paid to it hereunder. It is further agreed that if at any time during the term of this agreement, the Company or substantially all of the Company's assets are merged with or acquired by another entity, or some other change occurs in the legal entity that constitutes the Company, the Consultant shall retain and will not be requested by the Company to return any of the Commencement Bonus.

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         5.2 The Commencement Bonus shares issued pursuant to this agreement shall be issued in the names of Christi O'Connor, 200,000 shares.

         5.3 With each transfer of shares of Common Stock to be issued pursuant to this Agreement (collectively, the "Shares"), Company shall cause to be issued a certificate representing the Common Stock and a written opinion of counsel for the Company stating that said shares are validly issued, fully paid and non-assessable and that the issuance and eventual transfer of them to Consultant has been duly authorized by the Company. Company warrants that all Securities issued to Consultant pursuant to this Agreement shall have been validly issued, fully paid and non-assessable. The issuance and any transfer of them to Consultant shall have been duly authorized by the Company's board of directors.

         5.4 Consultant acknowledges that the shares of Common Stock to be issued pursuant to this Agreement (collectively, the "Shares") have not been registered under the Securities Act of 1933, and accordingly are "restricted securities" within the meaning of Rule 144 of the Act. As such, the Shares may not be resold or transferred unless the Company has received an opinion of counsel reasonably satisfactory to the Company that such resale or transfer is exempt from the registration requirements of that Act.

         5.5 In connection with the acquisition of Shares hereunder, the Consultant represents and warrants to the Company, to the best of its/his knowledge, as follows:

         (a) Consultant acknowledges that the Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the Shares, and any additional information which the Consultant has requested.

         (b) Consultant's investment in restricted securities is reasonable in relation to the Consultant's net worth, which is in excess of ten (10) times the Consultant's cost basis in the Shares. Consultant acknowledges that an investment in the Shares is speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of his entire investment in the Shares. Consultant is (i) an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933, and (ii) a purchaser described in Section 25102 (f) (2) of the California Corporate Securities Law of 1968, as amended.

         (c) Consultant is acquiring the Shares for the Consultant's own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

         5.6 In addition, Company shall pay Consultant a monthly retainer of five thousand dollars ($5,000) per month, payable on the first day of each month during the tenure of this agreement. Payment should be mailed to: Medallion Media 154 Del Oro Lagoon Novato, Ca. 94949.


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         6. Non-Assignability of Services. Consultant's services under this contract are offered to Company only and may not be assigned by Company to any entity with which Company merges or which acquires the Company or substantially all of its assets. In the event of such merger or acquisition, all compensation to Consultant herein under the schedules set forth herein shall remain due and payable, and any compensation received by the Consultant may be retained in the entirety by Consultant, all without any reduction or pro-rating and shall be considered and remain fully paid and non-assessable. Notwithstanding the non-assignability of Consultant's services, Company shall assure that in the event of any merger, acquisition, or similar change of form of entity, that its successor entity shall agree to complete all obligations to Consultant, including the provision and transfer of all compensation herein, and the preservation of the value thereof consistent with the rights granted to Consultant by the Company herein, and to Shareholders.

                  7. Expenses. Consultant agrees to pay for all its expenses (phone, labor, etc.), other than extraordinary items. These extraordinary items include but are not limited to travel required or requested by the Company, luncheons or dinners to large groups of media professionals, print advertisements in publications, etc. These items will be approved in advance by the Company.

                  8. Indemnification. The Company warrants and represents that all oral communications, written documents or materials furnished to Consultant by the Company with respect to affairs, operations, profitability and strategic planning of the Company are accurate and Consultant may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnify and hold Consultant harmless against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from Consultant's communication or dissemination of information not provided by the Company. The Consultant hereby agrees to protect, indemnify and hold harmless Company against any claims or litigation including any damages, liability, cost and reasonable attorney's fees and costs as incurred with respect thereto resulting from Consultant's communication or dissemination of information not provided or authorized by the Company.

         9. Legal Representation. The Company acknowledges that it has been represented by independent legal counsel in the preparation of this Agreement. Consultant represents that it has consulted with independent legal counsel and/or tax, financial and business advisors, to the extent the Consultant deemed necessary.

         10. Status as Independent Contractor. Consultant's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other

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such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company or the Consultant possess the authority to bind each other in any agreements without the express written consent of the entity to be bound.

11. Attorney's Fee. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

12. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

13. Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:




To the Company

Innovative Gaming Corporation of America
Roland C. Thomas
Chairman/CEO

333 Orville Wright Court
Las Vegas , NV 89119

       With a copy to:              Loren A. Piel, Esq.
                                    General Counsel
                                    Innovative Gaming Corporation of America
                                    333 Orville Wright Court
                                    Las Vegas, NV  89119

To the Consultant:

Christi O'Connor
Medallion Media
154 Del Oro Lagoon
Novato CA 94949

       It is understood that either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this paragraph.

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13. Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California. The parties agree that San Francisco County, CA. will be the venue of any dispute and will have jurisdiction over all parties.

14. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, or relating to Consultant's activities or remuneration under this Agreement, shall be settled by binding arbitration in California, in accordance with the applicable rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction as provided by Paragraph 14 herein. The provisions of Title 9 of Part 3 of the California Code of Civil Procedure, including section 1283.05, and successor statutes, permitting expanded discovery proceedings shall be applicable to all disputes that are arbitrated under this paragraph.


15. Neither party to this Agreement shall be deemed to be granted under the terms of this Agreement any right, title or interest in or to the trademarks, trade names, service marks, copyrights, patents or other intellectual property of the other party. The Consultant and Company expressly acknowledge and agree that neither party is granted under this Agreement the right to use or incorporate in any materials, including without limitation marketing materials, the name, logos, trademarks, or copyrights of the other party without the advance approval of such party.

16. The parties shall perform all of their respective obligations under this Agreement in compliance with all applicable federal, state and local laws, ordinances, rules, regulations, codes or orders.

17. Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

18. Regulatory Matters.

         18.1 PROHIBITED CONTRACTS. Consultant acknowledges that the Company, together with its parent and affiliated corporations, partnerships and companies (collectively, "INNOVATIVE"), is subject to the provisions of the gaming laws, rules and regulations of each jurisdiction in which Company is licensed to conduct business including, without limitation, the following acts and any rules, regulations or orders promulgated thereunder: (i) the Nevada Gaming Control Act, (ii) the Mississippi Gaming Control Act, (iii) the New Jersey Casino Control Act, and (iv) any other act, laws, statutes, ordinances, rules, regulations or tribal compact governing any casino operation (collectively, the "ACTS"), which prohibit a gaming licensee from entering into any contract or agreement with (a) a person who is found unsuitable, who is denied a license, or whose license was revoked by the gaming authorities of any state, nation, tribe or any other gaming regulatory board, agency or commission (each a "COMMISSION"), or (b) any business enterprise under control of such person without the prior approval of the appropriate Commission.

         18.2 LICENSING AND REGULATORY REQUIREMENTS. Consultant hereby covenants and agrees to use its best efforts to comply and to cause each of its directors, officers, partners, members and employees (each an "AFFILIATE") to comply with the requirements of all Acts to the extent the Acts apply. Consultant shall complete and submit to the Company, and shall cause its Affiliates to

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complete and submit to the Company, background investigation consent forms and shall supply such further information as may be reasonably necessary for Company to meet its obligations under Company's Compliance Plan. If any Commission requests that Consultant or any Affiliate (i) provide information to, (ii) file an application with, (iii) respond to written or oral questions, (iv) cooperate in a background investigation, (v) appear before such Commission, or (vi) comply with any other request, Consultant agrees to use its best efforts to comply fully, and to cause each Affiliate to comply fully, with such request. Consultant hereby agrees to promptly provide the Company with written notice of any Commission request and to keep the Company informed of the status of all such requests and actions taken in response thereto. By entering the Agreement, Consultant hereby represents and warrants that neither Consultant nor any Affiliate has been found unsuitable or denied any license or approval by any Commission. In the event that Consultant has been found unsuitable or has been denied any license or approval, prior approval of each Commission is required before the Agreement can be effective. If there has been a finding of unsuitability or a denial of any license or approval, immediately contact the Company's General Counsel either via telephone at 702-614-7199 or via letter to Innovative Gaming Corporation of America, 333 Orville Wright Court, Las Vegas, Nevada 89119 Attention: General Counsel.

         18.3 TERMINATION OF AGREEMENT. In the event (i) Consultant or any Affiliate fails to abide by the requirements of this Section 18, or (ii) Consultant or any Affiliate is found unsuitable or unqualified for any license, registration, approval or finding of suitability, or otherwise to be associated with a gaming licensee by any Commission, or (iii) Company determines in the exercise of its sole and absolute discretion that Consultant's or any Affiliate's continued association with Company may result in (a) the disapproval, modification or non-renewal of any contract under which Company has sole or shared authority to manage any gaming operations, or (b) the loss, non-renewal or non-reinstatement of any license, registration, approval, finding of suitability or franchise held by Company to conduct any portion of Company's business, or (c) the imposition of any fine or the taking of any disciplinary action by any Commission, Company shall be entitled immediately to terminate the Agreement and any unexercised Options or unconverted Convertible and Company shall thereafter have no liability to Consultant or any Affiliate for any loss, costs, expense, loss of anticipated profits, direct damages, indirect damages, consequential damages, punitive damages, or other damages or liability of any nature whatsoever whether based on contract, tort or any other theories of liability.

19. Neither party to this Agreement shall be deemed to be granted under the terms of this Agreement any right, title or interest in or to the trademarks, trade names, service marks, copyrights, patents or other intellectual property of the other party. The Consultant and Company expressly acknowledge and agree that neither party is granted under this Agreement the right to use or incorporate in any materials, including without limitation marketing materials, the name, logos, trademarks, or copyrights of the other party without the advance approval of such party.

20. This Agreement is effective on the date of execution or, upon approval of the Nevada Gaming Control Board or Nevada Gaming Commission (or any other gaming authority with jurisdiction over the Company or its operations) if such approval is required, whichever is later. Should any such prior approval be required, but not obtained, then this Agreement shall be null and void.

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AGREED TO:

"Company"

INNOVATIVE GAMING CORPORATION OF AMERICA



Date:                              By: ______________________________
                                       Roland C. Thomas, Chairman/CEO



"Consultant"

MEDALLION MEDIA , LLC



Date:                                   By:_________________________________
                                           Christi O'Connor, Managing Director


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